CONFIDENTIAL
March 20, 2015

Mr. Rory J. Cutaia
Chairman & CEO
bBooth, Inc.
1157 North Highland Avenue
Suite C
Hollywood, CA  90038

Dear Mr. Cutaia:

This letter shall confirm the engagement of DelMorgan Group LLC ("DelMorgan") and Globalist Capital, LLC ("Globalist" and, together with DelMorgan, "Advisor") as exclusive financial advisor to bBooth, Inc. (the "Company") to perform the corporate finance advisory services provided for herein.  The Company, as defined herein, shall include bBooth, Inc., its subsidiaries, affiliates and any entities it may form, merge into, be acquired by, or invest in.

Globalist is registered as a broker-dealer with the SEC and FINRA and is authorized to act as an agent in connection with private placement transactions and mergers and acquisitions.  In the performance of our services, we inform you that brokerage and securities services ("Broker-Dealer Services") are provided through Globalist, a registered broker-dealer, and consulting and other corporate finance services ("Corporate Finance Services") are offered through DelMorgan.

Description of Services:

DelMorgan and Globalist will each, as appropriate and to the extent requested by the Company, assist the Company in analyzing potential Transactions (as defined below) according to the terms and conditions of this Agreement.  In this regard, DelMorgan and Globalist may each undertake certain activities on behalf of the Company, including (as appropriate) the following:
a)	reviewing the Company's historical and projected business operations and results;
b)	analyzing strategic alternatives for the Company, including Transaction options available to the Company;
c)	counseling the Company as to strategy and tactics for effecting a potential Transaction;
d)	advising the Company as to the structure and form of a possible Transaction, including the form of any agreements related thereto;
e)	assisting the Company in obtaining appropriate information and in preparing due diligence presentations related to a potential Transaction;
f)	introducing the Company to institutional investors, accredited individual investors, strategic or financial buyers, distributors, licensees, and/or strategic partners, as may be appropriate;
g)	assisting in negotiations related to a potential Transaction, as may be appropriate, on behalf of the Company; and
h)	rendering such other financial advisory and consulting services as may from time to time be agreed upon by the Company and Advisor.

CONFIDENTIAL
Term of Engagement:

The term of this engagement shall run from the date of receipt by Advisor of the Company's signed acceptance of this Agreement until twelve (12) months thereafter, and will then automatically extend on a month-to-month basis thereafter until cancelled by either party pursuant to the terms hereof (the "Term").  This engagement may be cancelled by either party upon thirty (30) days' prior written notice to the other party.  Termination shall be deemed effective on the earlier of thirty (30) days following the date of such written notice or as mutually agreed upon by the Company and Advisor ("Termination").

Transactions:

The Broker-Dealer Services that may be performed by Globalist, and the Corporate Finance Services that may be performed by DelMorgan, relate to the following types of Transactions.  Both the Company and Advisor must agree on which of the following activities to pursue.  As used in this Agreement, the term "Transaction" shall include, but specifically not be limited to or by:

a)	a private placement by the Company, conducted pursuant to Regulation D of the U.S. Securities Act of 1933 (the "1933 Act") or other applicable U.S. or foreign securities laws, rules and regulations (a "Private Placement"), including without limitation a placement of equity, debt, convertible securities or other financial instrument (the "Securities"), it being understood that Globalist's services regarding a Private Placement do not constitute a firm underwriting or guaranty of raising any specific amount of capital, and under no circumstances will Globalist or DelMorgan be obligated to purchase any Securities for its own account;
b)	the sale of the Company (a "Sale of the Company"), whether by merger, reverse merger, sale in one or more transactions of all or substantially all of the assets of the Company, or sale in one or more transactions of capital stock, that results in the shareholders of the Company owning less than a majority of the surviving entity or, in the case of a merger or sale with or to a shell company or a special purpose acquisition corporation (SPAC), irrespective of the resulting division of ownership;
c)	an acquisition by the Company of a company or assets other than in the ordinary course of business (an "Acquisition"), whether acquired via a merger, consolidation or other business combination, tender offer, exchange offer, asset purchase or otherwise, it being understood that an "Acquisition" shall not include a reverse merger or a Transaction with a SPAC;
d)	the sale of a portion of the Company (a "Divestiture"), whether by merger, stock sale or sale in one or more transactions, of a portion of the assets of the Company;
e)	a recapitalization (a "Recapitalization") involving the issuance of any indebtedness or equity securities by the Company which may or may not involve, among other items, an extraordinary dividend being paid or equity securities being repurchased by the Company, whether as a standalone Transaction or in connection with a related Transaction; and
f)	a strategic alliance (a "Strategic Alliance") that involves an agreement with a third party that may, either directly or indirectly, enter into any type of sales, marketing and/or management agreement with the Company.

CONFIDENTIAL
The closing ("Closing") of a Transaction shall be deemed to occur on the date of the transfer (if applicable) of funds (or, in the event of a Transaction not involving a transfer for funds, on the date of the execution of all material legal documentation).
Each of Advisor and the Company agrees that, on its own behalf and on behalf of any person acting on its behalf, (i) neither it nor any such person has or will solicit offers for Securities (or securities of another issuer in a Private Placement) by any form of general solicitation or general advertising (as those terms are used under Regulation D under the 1933 Act) or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act; (ii) in the event of a Private Placement, it and any such persons has and will solicit offers for Securities only from persons whom it reasonably believes to be "accredited investors" within the meaning of Regulation D and, if required by the Company, "qualified purchasers" under the Investment Company Act of 1940, as amended.  The Company shall arrange for qualification of any Securities for offer and sale under the "blue sky" laws of such jurisdictions as may be required until the sale of Securities is complete.  The Company shall file a Form D pursuant to rule 503 under the 1933 Act promptly after the Closing of a Private Placement and at such other times as may be required thereafter.  The purchase of Securities shall be evidenced by the execution of subscription agreements (the "Subscription Agreements").  The Company shall provide Advisor with copies of all executed Subscription Agreements upon its request.  The Company agrees to disclose the terms of the compensation payable to Advisor hereunder in such detail as is required to comply with applicable U.S. securities laws.  Globalist is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority (FINRA).  Advisor will duly and timely make all filings required of it under applicable laws.

Fees and Expenses:

With respect to the services rendered hereunder, the following describes the fees and expense reimbursements that the Company agrees to pay to Advisor as set forth on Attachment C hereto as follows:

1)	Initial Fee. An initial fee (the "Initial Fee") of $125,000 to DelMorgan, which is fully earned and payable upon the execution of this Agreement.
2)	Transaction Fee. In the event that the Company proceeds with a Transaction during the Term, the Company will, in addition to the consideration described in the "Strategic Advisor Warrants" section of this Agreement, pay to Advisor a fee (a "Transaction Fee") as follows:
a)
At or contemporaneous with the Closing of a Private Placement, the Company will pay to Globalist a Transaction Fee in cash based upon the value of the securities privately placed (the "Placement Amount") as provided in the fee schedules attached hereto as Schedule A (for equity or securities convertible, exchangeable or redeemable into equity), Schedule B (for mezzanine capital including non-convertible senior debt with an equity component or non-convertible subordinated debt with or without an equity component) and Schedule C (for non-convertible senior debt with no equity component).  However, Advisor is aware that the Company is contemplating a bridge finance round to raise capital of up to $3 million (a "Interim Private Placement") and has an existing relationship with Millennium Park Capital Management ("Millennium").  In order to accommodate this, Advisor agrees to a modification of its standard exclusivity provisions with respect to an Interim Private Placement (as described below in the "Exclusivity" section of this Agreement).  Furthermore, in the event an Interim Private Placement occurs prior to any other Transaction, Advisor agrees to credit against its Transaction Fee any fees paid by the Company to Millennium in connection with such Interim Private Placement, up to a maximum credit of fifty percent (50%) of such Transaction Fee.

CONFIDENTIAL
b)	At or contemporaneous with the Closing of a Sale of the Company, an Acquisition, a Divestiture, a Recapitalization or a Strategic Alliance, the Company will pay to Advisor a Transaction Fee in cash based upon the Transaction Value (as defined below) of the Transaction as provided in the fee schedule attached hereto as Schedule B. In the event the Transaction includes Broker-Dealer Services, such Transaction Fee shall be paid to Globalist; otherwise, such Transaction Fee shall be paid to DelMorgan.
c)	In the event a Private Placement occurs in connection with a Sale of the Company, the Transaction Fee shall be computed, without duplication, at the lower of the two fees as applicable to such Private Placement and Sale of the Company.
d)	The "Transaction Value" of a transaction shall be the aggregate value of all cash, debt or equity securities, or other consideration that is issued or exchanged in connection therewith, including the value of debt or other liabilities assumed in such Transaction, and including without limitation the value of any residual interest in the Company which is retained by the shareholders of the Company in connection with a Sale of the Company.
e)	In the event a Transaction includes any non-cash consideration ("Non-Cash Consideration"), including, without limitation, securities, assets, the value of any revenues or revenue sharing fees, royalties, license fees, milestone payments or earn-out payments, the Company and Advisor shall in good faith agree prior to the Closing on the value of such Non-Cash Consideration for purposes of calculating the Placement Amount or the Transaction Value.
f)	The Transaction Fee (as well as all other fees and expenses payable to Advisor hereunder) shall be payable in U.S. dollars in immediately available funds, and payment of the Transaction Fee shall be a condition to the Transaction. In the event a Transaction includes Non-Cash Consideration, and if Advisor elects that part or all of the Transaction Fee be payable in the form of the Non-Cash Consideration employed in the Transaction up to the extent so employed, then the Parties shall negotiate in good faith to determine the feasibility and practicality of such payment in the form of such Non-Cash Consideration.
g)	In the event of a Transaction other than as enumerated above, the Company and Advisor shall in good faith agree prior to the Closing on the Transaction Fee payable to Advisor with respect to such Transaction.

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3)	Expense Reimbursement. The Company agrees to reimburse Advisor on a month-to-month basis for out-of-pocket expenses incurred by Advisor during the Term of the Agreement, whether or not a Transaction is consummated, including but not limited to legal, consulting, travel, lodging and due diligence expenses. Expenses in excess of $5,000 in any calendar month shall require the prior written approval of the Company, which shall not be unreasonably withheld.

4)	Post-Termination Transaction Fee. If the Company consummates a Transaction at any date (the "Consummation Date") within twelve (12) months of Termination with a Covered Party (as defined below) (a "Covered Party Post-Termination Transaction"), the Company agrees to promptly pay Advisor a Transaction Fee (a "Covered Party Post-Termination Transaction Fee") as if such Transaction had occurred during the Term. For the purposes of this Agreement, the Consummation Date of a Covered Party Post-Termination Transaction shall be deemed to have occurred if any agreement in principle which includes the material terms of such Transaction is reached, even if the closing occurs later.

5)	Reduced Fee for Certain Post-Termination Private Placements Not Involving Covered Parties. If the Company consummates a Private Placement with a Consummation Date within twelve (12) months of Termination other than with Covered Parties (a "New Party Private Placement" and, together with a Covered Party Post-Termination Transaction, a "Post-Termination Transaction"), and such Private Placement is consummated on substantially similar terms or results in substantially similar economic and dilutive effects to those that were proposed to the Company during the Term but with respect to which the Company decided not to proceed, the Company agrees to promptly pay Advisor a Transaction Fee (a "New Party Private Placement Transaction Fee" and, together with a Covered Party Post-Termination Transaction Fee, a "Post-Termination Transaction Fee") equal to fifty percent (50%) of the Transaction Fee that would have been payable if such Transaction had occurred during the Term. For the purposes of this Agreement, the Consummation Date of a New Party Private Placement shall be deemed to have occurred if any agreement in principle which includes the material terms of such Transaction is reached, even if the closing occurs later.

A "Covered Party" means an investor or entity (or any affiliate of any such investor or entity) who (A) is introduced or identified by or on behalf of Advisor prior to or during the Term of the Agreement or is introduced or identified by or on behalf of the Company during the Term of the Agreement, and with whom Advisor, during the Term of the Agreement, has had material communications concerning a Transaction with the Company or (B) who is identified by Advisor as a prospective party to a Transaction but whom the Company requests that Advisor not have material communications about a Transaction. Within thirty (30) business days following Termination, Advisor shall deliver to the Company a list of Covered Parties, which list shall establish the basis for compensation under the provisions of the Agreement following Termination.  Notwithstanding the foregoing, current shareholders of the Company, who are listed on Attachment B hereto, shall not be considered Covered Parties for the purpose of a Post-Termination Transaction if they participate in a Transaction that does not involve any other Covered Parties or that only involves other Covered Parties who are not important to the Post-Termination Transaction or its occurrence or likelihood of consummation.

CONFIDENTIAL
6)	Sharing of Termination Fees and Expense Reimbursement from Third Parties. If in connection with the termination or abandonment of a proposed Transaction during the term of this engagement or within 12 months thereafter, the Company receives any so-called "termination," "break-up," "topping" or similar fee, the Company shall pay Advisor a break-up fee (the "Break-Up Fee") consistent with the Fee Schedules A, B or C based upon the nature of the underlying Transaction; provided, however, that in no event shall the Break-Up Fee exceed the value of such compensation received by the Company or the amount Advisor would have received had the Transaction been consummated in accordance with its terms..
7)	Late Fees. In the event that Advisor's fees, costs or other compensation, including warrants or other securities, are not paid or issued (as applicable) within 30 days from the date due, there will be an additional charge at a monthly rate of one percent (1%), or such lesser rate mandated by California law, upon the unpaid balance or fair market value of such securities, as applicable.

Exclusivity:

The Company agrees that no other financial advisor is or will be authorized by it during the Term of this Agreement to perform services on the Company's behalf of the type described hereunder or which Advisor is otherwise authorized to perform hereunder.  Notwithstanding the foregoing, the Company may engage Millennium as a financial advisor with respect to an Interim Private Placement.  No fee payable to any other financial, legal or other advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to Advisor, except as otherwise agreed to in writing by Advisor.  In order to coordinate our efforts with respect to a possible Transaction, during the period of Advisor's engagement hereunder neither the Company nor any representative thereof (other than Advisor) will engage in discussions regarding a Transaction except through Advisor.  If the Company or its management receives an inquiry regarding a Transaction, it will promptly inform Advisor in writing of such inquiry.

Confidentiality:

The Company agrees that, without prior written consent, it will not disclose, and will not include in any public announcement, the name or names of any investor, buyer, or strategic partner, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement, unless the Company has received approval from the other party.

Information Furnished by the Company:

The Company will furnish Advisor with all financial and other information and data as Advisor believes appropriate in connection with its activities on the Company's behalf, and it will provide Advisor full access to its officers, directors, employees and professional advisors.  The Company agrees that it and its counsel will be solely responsible for ensuring that the Transaction complies in all respects with applicable law.  The Company represents and warrants that any written or oral communication with Advisor (including any private placement memorandum prepared for an offering (a "PPM")) at all times through Closing will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company will promptly notify Advisor if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to Advisor.  The Company recognizes and confirms that Advisor, in connection with performing its services hereunder, (i) will be relying without investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company or its advisors, (ii) will not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same and (iii) will not conduct any appraisal of any assets of the Company, except to the extent specifically required by any applicable law, rule or regulation.  The Company will also cause to be furnished to Advisor at the Closing copies of any PPM (and any amendments thereto) and such other agreements, opinions, certificates and other documents delivered at the Closing as Advisor may reasonably request.

CONFIDENTIAL

DelMorgan Bridge Finance Program / Waiver of Conflicts:

As we have discussed, we have invited you to participate in the DelMorgan Bridge Finance Program (the "Bridge Finance Program").  The Bridge Finance Program was established to enable third party investors who have an interest in financing companies that are contemplating retaining DelMorgan to pursue transformative transactions but wish to raise outside capital to pay for some or all of the Initial Fee.  Through the Bridge Finance Program, these investors (the "Bridge Lenders") may agree to finance the Initial Fee on behalf of the Company (the "Bridge Financing"), in return for a note from and equity participation in the Company.  In the event you decide to participate in the Bridge Finance Program, you will enter into a note purchase agreement directly with the Bridge Lenders and you will be obligated at the Closing of a Transaction during the Term or at any time that the note under the Bridge Finance Program is outstanding to issue warrants to purchase 48,000 shares of common stock of the Company at an exercise price per share of $0.10 (the "Investor Warrants").  All parties to this Agreement recognize that there are actual or potential conflicts inherent in the Bridge Finance Program, and you hereby expressly waive all conflicts that exist or may exist as a result of your or our activities involving or participation in the Bridge Finance Program.  Should the Company default on its payment obligations under the Bridge Finance Program, Advisor will be entitled to provide you notice of Termination and cease work on this engagement without any prejudice to its rights (including the rights to compensation and equity participation) hereunder.  The Bridge Financing will not by itself constitute a Transaction hereunder.

The Company acknowledges that Advisor and its affiliates have and will continue to have business and advisory relationships with parties other than the Company pursuant to which Advisor may acquire information of interest to the Company.  Advisor shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.  The Company recognizes that Advisor is being engaged hereunder to provide the services described above only to the party who executes this Agreement with Advisor (or any other party or parties who executes this Agreement in specified other capacities) and that Advisor is not acting as agent or fiduciary of, and shall have no duties or liability to, the equity holders or affiliates of the Company or to any third party in connection with the engagement hereunder, all of which are hereby expressly waived.  No one other than the party executing this Agreement with Advisor (and such other party or parties in such capacities, if any) is authorized to rely upon the engagement of Advisor hereunder or any statements, advice, opinions or conduct by Advisor.  Upon Termination, the Company agrees to release Advisor with respect to the provision of future services to the Company, to any shareholder or affiliate of the Company, or to any party who may be involved in a Transaction with the Company.  Such services may include, but not be limited to, those described in this Agreement.

CONFIDENTIAL

Strategic Advisor Warrants:

Upon the Closing of a Transaction, Advisor (or its designees), as partial compensation for the services rendered hereunder, will have the option to purchase warrants from the Company for $100.00 (the "Strategic Advisor Warrants") to purchase a number of securities equal to ten percent (10%) of the securities issued by the Company in the Transaction, with an exercise price per share equal to the lower of (a) the price paid by the investor(s) at Closing or (b) the valuation of the securities based on the last reported bid price for the Company's stock (and, in the absence of all of these metrics, based upon the fair market value of the Company as of the date of this Agreement as shall be mutually agreed between the Company and Advisor).  The fees payable from the Company to Advisor in connection with such Transaction shall be automatically reduced by the Company to reflect a credit of $100.00, which credit shall represent Advisor's consideration in full for the purchase of the Strategic Advisor Warrants.  Failure by the Company to adjust fees payable to Advisor for such credit will not affect Advisor's right to the Strategic Advisor Warrants.  Notwithstanding the foregoing, the number of the Strategic Advisor Warrants will be reduced by the number of warrants to be issued by the Company in connection with the Bridge Financing, up to a maximum reduction of fifty percent (50%) of the Strategic Advisor Warrants.

Strategic Advisor Warrants shall be fully vested upon the date of issuance.  The Strategic Advisor Warrants shall contain cashless exercise provisions, will have a three-year life and may be exercised incrementally over time.  The Company shall have the right, beginning two (2) years after the issuance of the Strategic Advisor Warrants, to call the Strategic Advisor Warrants (subject to the holder's option to exercise) at any time as the price or value of the Company's securities equals or exceeds twice the exercise price of the warrant.  No fees will be payable to Advisor in connection with the exercise of the Strategic Advisor Warrants.  The issuance of the Strategic Advisor Warrants is a material inducement to Advisor to enter into this Agreement.  The Strategic Advisor Warrants shall be deemed earned at the time of issuance.  The common stock or other securities underlying the Strategic Advisor Warrants will be subject to full, unconditional piggyback registration rights without any holdback obligations.

In the event of a Post-Termination Transaction, the Company agrees to issue Strategic Advisor Warrants to Advisor as if such Transaction had occurred during the Term.  Notwithstanding the foregoing, in the event of a New Party Private Placement, Advisor agrees to reduce by fifty percent (50%) or to eliminate the Strategic Advisor Warrants that would otherwise be issuable, in the same manner as the Transaction Fee is reduced or eliminated pursuant to the "Fees and Expenses" section of this Agreement.

In the event you decide to participate in the Bridge Finance Program, the Bridge Lenders will be entitled to one-half of any Investor Warrants and one-half of any Strategic Advisor Warrants, and Advisor will be entitled to one-half of any Investor Warrants and one-half of any Strategic Warrants, that are issued hereunder.

CONFIDENTIAL
Attorney's Fee Provision:

In the event of any legal dispute between the Company and Advisor, all reasonable attorneys' fees and related expenses of the prevailing party shall be paid by the other party (which shall include an award of interest at 1% per month and recovery of costs by the prevailing party).

Governing Law and Jurisdiction:

This Agreement is governed by and construed in accordance with the laws of the state of California, without regard to choice of laws provisions.  All lawsuits, hearings, arbitration or other proceedings shall take place in federal or state court located in the City of Los Angeles, Los Angeles County, State of California.  The parties irrevocably waive any objections they may have based on improper venue or inconvenient forum in any such court located in the City of Los Angeles, Los Angeles County, State of California.

Miscellaneous:

Any securities payable to Advisor under this Agreement shall entitle Advisor to full, unconditional piggyback registration rights without any holdback obligations.
This Agreement contains all of the understandings between the parties hereto with reference to the subject matter hereof.  No other understanding not specifically referred to herein, oral or otherwise, shall be deemed to exist or bind any of the parties hereto, and any such understandings, oral or otherwise, not specifically referred to herein shall be merged into this Agreement and superseded by the provisions hereof.  No officer or employee of any party has any authority to make any representation or promise not contained herein.  Advisor shall have the right to publish a tombstone and case study describing the Transaction upon closing at its own expense, which may include the reproduction of the Company's logo, a brief description of the Transaction and a link to the Company's website, subject to the Company's consent (which shall not be unreasonably withheld).  If requested by Advisor, the Company agrees to include a mutually acceptable reference to Advisor in any press release or other public announcement made by the Company regarding a Transaction as contemplated herein.  This Agreement cannot be modified or changed except by a written instrument signed by each party hereto.  The parties acknowledge that each party (and, if it should so choose, its attorneys) has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.  Advisor and the Company have the authority to enter into this Agreement, and each of the individuals executing this Agreement on behalf of Advisor or the Company, respectively, has the full authority to bind the respective party to this Agreement.

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This engagement is between Advisor and the Company only and no other party is intended as a third party beneficiary of the engagement letter.  Any communications with shareholders, members, directors, managers and/or partners of the Company is intended solely within their respective capacities as shareholders, directors/managers or officers of the Company and is not intended in their individual capacities.  It is understood and agreed that Advisor will act under this Agreement as an independent contractor with obligations solely to the Company and is not being retained hereunder to advise the Company as to the underlying business decision to consummate any Transaction or with respect to any related financing, derivative or other transaction.  Nothing in this Agreement or the nature of Advisor's services shall be deemed to create a fiduciary or agency relationship between Advisor and the Company or its stockholders, employees or creditors in connection with the Transaction or otherwise.  Other than as set forth in the indemnification provisions of Attachment A hereto, nothing in this Agreement is intended to confer upon any other person (including stockholders, employees or creditors of the Company) any rights or remedies hereunder or related hereto.  The Company agrees that Advisor shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company, or to any person claiming through the Company, in connection with the engagement of Advisor pursuant to this Agreement and the matters contemplated hereby, except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud or willful misconduct of Advisor.  The Company further agrees that Advisor shall have no responsibility for any act or omission by any of the Company's representatives.

Indemnification:

Recognizing that Advisor, in providing the services contemplated hereby, will be acting as representative of and relying on information provided by the Company, the Company agrees to the provisions of Attachment A hereto.  The Company shall use its best efforts to cause any binding agreements with acquirers or providers of capital or financing to include exculpation and indemnification provisions in favor of Advisor which are equivalent to the foregoing and are binding on such persons.  It is specifically understood and agreed that the indemnification provisions of Attachment A shall be binding on the successors and assigns of the parties hereto and of the indemnified parties, specifically including the continuing corporation after any Transaction and any successor thereto whether by subsequent merger, consolidation or transfer of all or substantial part of the assets or business of the Company or such continuing corporation.

Severability:

The provisions of this Agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement.  If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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Patriot Act / OFAC:

The USA PATRIOT ACT is designed to detect, deter and punish terrorists in the U.S. and abroad.  Under the requirements that may be imposed on Advisor under this Act, Advisor may ask the Company to provide various identification documents and/or other information during the transaction process.

The Company represents that, to the best of its knowledge, none of (i) the Company, (ii) any person controlling or controlled by the Company, (iii) any person having a beneficial ownership interest in the Company or (iv) any person for whom the Company acts as an agent or nominee is (x) a country, territory, individual or entity named on the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") list, (y) a person or entity prohibited under the programs administered by OFAC ("OFAC Programs") or (z) a country, territory, individual or entity named on another international sanctions list.  The Company further represents that, to the best of its knowledge, none of the proceeds of the Transaction shall be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

If this Agreement meets with your approval, please indicate your acceptance of the above by signing where indicated below and returning this Agreement by facsimile and the original by mail to the undersigned.

Thank you for the opportunity to be of service.

Sincerely,

Neil B. Morganbesser                                                                                                                Neil B. Morganbesser
President & CEO                                                                                                                Chief Executive Officer
DelMorgan Group LLC                                                                                                                Globalist Capital, LLC

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

bBOOTH, INC.

By:

Name:

Title:

Date:

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SCHEDULE A - Equity (or securities convertible, exchangeable or redeemable into equity)

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Schedule A	For Amounts Raised (in millions)	Fees(1)
	Up to and including $25.0	7.50%
	From $25.1 to $50.0	7.25%
	From $50.1 to $75.0	7.00%
	From $75.1 to $100.0	6.75%
	From $100.1 to $125.0	6.50%
	From $125.1 to $150.0	6.25%
	From $150.1 to $200.0	6.00%
	From $200.1 to $250.0	5.75%
	From $250.1 to $300.0	5.50%
	$300.1+	5.25%

(1) As a percentage of Placement Amount raised for each Private Placement.
Example: the fee for a Private Placement of $75.0 million would be calculated as follows: ($25.0 x 7.50%) + ($25.0 x 7.25%) + ($25.0 x 7.00%) = $1.875 + $1.813 + $1.750 = $5.438 million.

SCHEDULE B – Mezzanine capital (includes non-convertible senior debt with an equity component or non-convertible subordinated debt with or without an equity component) or other Transactions (a Sale of the Company, an Acquisition, a Divestiture, a Recapitalization or a Strategic Alliance)
Schedule B	For Transaction Value (in millions)	Fees(1)
	Up to and including $25.0	4.50%(2)
	From $25.1 to $50.0	4.25%
	From $50.1 to $75.0	4.00%
	From $75.1 to $100.0	3.75%
	From $100.1 to $125.0	3.50%
	From $125.1 to $150.0	3.25%
	$150.1+	3.00%

(1)	As a percentage of the Placement Amount or Transaction Value for each Transaction.
(2)	Subject to a minimum fee of $1.25 million for any Transaction other than a Private Placement.
Example: the fee for a Private Placement of $75.0 million would be calculated as follows: ($25.0 x 4.50%) + ($25.0 x 4.25%) + ($25.0 x 4.00%) = $1.125 + $1.063 + $1.000 = $3.188 million.

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SCHEDULE C – Non-convertible senior debt with no equity component
Schedule C	For Transactions (in millions)	Fees(1)
	Up to and including $25.0	2.50%
	From $25.1 to $50.0	2.25%
	From $50.1 to $75.0	2.00%
	From $75.1 to $100.0	1.75%
	From $100.1 to $125.0	1.50%
	From $125.1 to $150.0	1.25%
	$150.1+	1.00%

(1) As a percentage of the Placement Amount raised for each Private Placement.
Example: the fee for a Private Placement of $75.0 million would be calculated as follows: ($25.0 x 2.50%) + ($25.0 x 2.25%) + ($25.0 x 2.00%) = $0.625 + $0.563 + $0.500 = $1.688 million.

CONFIDENTIAL

Indemnification – Attachment A

The Company shall indemnify, defend and hold harmless Advisor (including without limitation DelMorgan Group LLC and Globalist Capital, LLC) and their respective directors, officers, agents, employees, affiliates and representatives (collectively the "Indemnified Persons" and individually an "Indemnified Person"), to the full extent lawful, from and against any losses, liabilities, claims or damages, including, without limitation, fees and expenses of legal counsel, related to or arising out of Advisor's engagement hereunder or Advisor's role in the Transactions contemplated hereby, including, without limitation, any losses, liabilities, claims or damages arising out of any statements or omissions made in connection with the Transactions contemplated hereby whether by the Company, its employees, agents, Advisor or otherwise; provided, however, that such indemnity shall not apply to claims which are determined by a final judgment of a court of competent jurisdiction to have resulted primarily and directly from the fraud or willful misconduct of an Indemnified Person.  No Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any which are determined by a final judgment of a court of competent jurisdiction to have resulted primarily and directly from the fraud or willful misconduct of the Indemnified Person.  Notwithstanding any other provisions hereunder, in no event shall the Indemnified Persons be liable to the Company for an amount greater, in the aggregate, than the cash fees actually received by Advisor hereunder.  These indemnification provisions are not exclusive, and shall be in addition to any other rights that any Indemnified Person may have at common law or otherwise.
The Company will not, without Advisor's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, investigation or proceeding.  The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person's prior written consent.  No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Company's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.
If any action is brought against any Indemnified Person in respect to which indemnity may be sought against the Company pursuant to this Agreement, or if any Indemnified Person receives notice from any potential litigant of a claim which such person reasonably believes will result in the commencement of any action or proceeding, such Indemnified Person shall promptly notify the Company in writing.  Failure to notify the Company of any such action or proceeding shall not, however, relieve the Company from any other obligation or liability which it may have to any Indemnified Person under this Agreement or otherwise, except to the extent that the Company demonstrates that defense of such action is materially prejudiced by this failure.  In case any such action or proceeding shall be brought against any Indemnified Person, the Company shall (at its own expense) defend the Indemnified Person in such action or proceeding with counsel of the Company's choice, and shall be entitled (at its own expense) to compromise or settle the action or proceeding, at its expense.  Counsel selected by the Company under these circumstances must be satisfactory to the Indemnified Person in the exercise of its reasonable judgment.  Notwithstanding the Company's election to assume the defense of any action or proceeding, the Indemnified Person shall have the right to employ separate counsel and to participate in the defense of any action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of this separate counsel, if (a) the use of counsel chosen by the Company to represent the Indemnified Person would, in the judgment of the Indemnified Person, create a conflict of interest; (b) the defendants in, or targets of, any action or proceeding include both an Indemnified Person and the Company, and the Indemnified Person shall have reasonably concluded that a conflict of interest exists between such Indemnified Person and the Company because, among other matters, there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person); (c) the Company shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (d) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense.  The Company shall pay, or at Advisor's election, advance all reasonable fees, costs and expenses of any separate counsel retained pursuant to this paragraph at least quarterly.
In order to provide for just and equitable contribution, if a claim for indemnification is found unenforceable in a final, non-appealable judgment by a court of competent jurisdiction, even though the express provisions of this Agreement provide for indemnification in such case, the Company and Advisor shall contribute to the losses, claims, damages, judgments, liability, expenses or costs for which the Indemnified Person may be liable in accordance with the relative benefits received by, and the relative fault of each respective party in connection with the statements, acts or omissions which resulted in losses, claims, damages, judgments, liabilities, or costs.  The Company agrees that under these circumstances, a pro rata allocation would be unfair.  Under no circumstances, however, will Advisor be obliged to make any contribution to any expenses described in this paragraph which is greater than the amount of cash previously received by Advisor for its services to the Company.  No person found liable for a fraudulent misrepresentation or omission shall, however, be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission.

CONFIDENTIAL
In further consideration of the provisions contained in our Agreement, in the event that an Indemnified Person becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of the Company, in connection with or as a result of the engagement or any matter referred to in the engagement, the Company will reimburse such Indemnified Person for its reasonable and customary legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred.
Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify Advisor in writing thereof (if not previously so notified) and, if requested by Advisor, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to Advisor.
These indemnification provisions shall (i) remain operative and in full force and effect regardless of any Termination or completion of the engagement of Advisor; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have at common law or otherwise.

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement as pertains to the Agreement dated March 20, 2015.

bBOOTH, INC.

By:

Name:

Title:

Date:

CONFIDENTIAL
Current Shareholders – Attachment B

[Confidential list of current shareholders follows this page]

CONFIDENTIAL

Wire instructions – Attachment C

DelMorgan:

Name on Account                                            DelMorgan Group LLC
Bank Name                                            Wells Fargo Bank
City, State                                            San Francisco, CA
ABA #                                            121000248
Account #                                            2069543722

SWIFT Code
(for International
Transfers)                                            WFBIUS6S

Globalist (for Transaction Fees for Transactions involving Broker-Dealer Services):

Name on Account                                            Globalist Capital, LLC
Bank Name                                            Wells Fargo Bank
City, State                                            San Francisco, CA
ABA #                                            121000248
Account #                                            6071748666

SWIFT Code
(for International
Transfers)                                            WFBIUS6S